Exhibit 99.1

Steve E. Krognes Joins Guardant Health Board of Directors

PALO ALTO, Calif. July 7, 2022 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced the appointment of Steve E. Krognes to its board of directors. Mr. Krognes is a professional independent board member in the biotech and life science sector. He currently serves as a director at Denali Therapeutics Inc., Gritstone bio, Inc. and RLS Global AB, and previously served on the board at Corvus Pharmaceuticals, Inc.

“We are very pleased to welcome Steve Krognes to our board of directors,” said Helmy Eltoukhy, Guardant Health chairman and co-CEO. “With over 20 years in the biotech and life science industry, Steve brings a wealth of knowledge and expertise in financial management and corporate strategy. These insights will be extremely valuable as we continue to shape the company’s next chapter.”

Before becoming a board member of the company, Mr. Krognes was the chief financial officer of Denali Therapeutics. In this role, he led the company’s IPO efforts and built the corporate finance, information technology and site organizations to enable the company to reach greater scale. Prior to Denali, he served in a variety of roles at large multinational corporations, including chief financial officer at Genentech, Inc. where he led the integration of Genentech and Roche Holding AG in the U.S. and the integration of Genentech and InterMune, Inc. He chaired the Genentech Access to Care Foundation and represented Genentech on the board and executive committee of the California Life Science Association. Prior to Genentech, Mr. Krognes was global head of mergers and acquisitions at Roche. He also worked as an investment banker at Goldman Sachs, as a management consultant at McKinsey & Company and as a venture capitalist in Scandinavia.

Mr. Krognes holds a Master of Business Administration from Harvard Business School and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantOMNI® tests for advanced stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. The Guardant Health screening portfolio, including the commercially launched Shield™ test, aims to address the needs of individuals eligible for cancer screening. For more information, visit guardanthealth.com and follow the company on LinkedIn and Twitter.

Investor Contact:

Alex Kleban

investors@guardanthealth.com

+1 657-254-5417

Media Contact:

Michele Rest

press@guardanthealth.com

+1 215-910-2138